Exhibit 10.2

11 Hurley Street Cambridge, MA 02141 P 617-401-9000

April 19, 2021

Dr. Mark Shearman

Re: Offer of Employment

Dear Mark,

On behalf of Editas Medicine, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter (the “Offer Letter”) is to set forth the terms of your employment with the Company, should you accept our offer.

I am pleased to offer you the position of Executive Vice President, Chief Scientific Officer at the Company, reporting to the Chief Executive Officer. Your base salary will be at the rate of $18,076.92 per biweekly pay period (equivalent to an annualized base salary of $470,000.00), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be employed on a full-time basis. Your effective date of hire as an employee (the “Start Date”) will be June 14, 2021. You shall work out of the Company’s office at 11 Hurley Street, Cambridge, MA 02141 and shall travel as required by your job duties.

Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, you will be eligible for a retention and performance bonus, targeted at 45% of your annualized base salary, based on your and the Company’s performance during the applicable calendar year as determined by the Board (or such committee) and in accordance with certain corporate goals determined by the Board (or such committee), in each case, in its sole discretion. Such bonus shall be pro-rated for any partial year and shall not be payable if your Start Date is within the last quarter of the calendar year. You must be an active employee of the Company on the date such bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year on or before March 15th of the next succeeding calendar year.

You will receive a one-time sign on bonus of $247,500.00, less applicable taxes and withholdings (the “Signing Bonus”), which will be paid to you in the first regular payroll following your Start Date. If, within one (1) year after your Start Date, either (i) you voluntarily terminate your employment with the Company for any reason other than for Good Reason (as defined in the Company’s Severance Benefits Plan (as the same may be amended or restated from time to time, the “Severance Benefits Plan”)) or (ii) the Company terminates your employment because (a) you are convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (b) you have engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (c) you have committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (d) you have materially breached the terms of any restrictive covenants or confidentiality agreement with the Company; (e) you have failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company; or (f) failed to perform your duties and/or responsibilities to the Company’s satisfaction, you agree to repay the Company within thirty (30) days of your separation from employment with the Company, the entire Signing Bonus paid by the Company. You further acknowledge and agree that the Company may deduct from any amounts due to you from the Company (including without limitation any salary, bonuses, severance or separation pay, and expense reimbursements) up to the full amount of the Signing Bonus or Cash Bonus owed to the Company, subject to applicable law. If such deduction does not fully satisfy the amount of reimbursement due, or if the Company elects not to take such deduction, you agree to repay the remaining unpaid balance to the Company within thirty (30) days of your separation from employment with the Company. By signing and returning this Offer Letter, you agree to repayment of the Signing Bonus as provided for in this paragraph, and you further agree to execute any documents that may be requested by the Company to memorialize any deductions that you have authorized herein.

Subject to approval of the Board or a duly authorized committee thereof, you shall be awarded (i) a stock option having an aggregate value of $1,300,000.00, as calculated by the Company on the date of grant (the “Option”) and such Option will have an exercise or purchase price equal to the fair market value of the Company's common stock on the date of grant and (ii) restricted stock units (“RSU,” together with the Option, the “Time-Based Equity Awards”) having an aggregate value of $1,260,000.00, as calculated by the Company on the date of grant. The Option will vest over four (4) years at the rate of 25% on the first anniversary of the Start Date, and an additional 2.0833% of the original number of shares at the end of each successive month following the first anniversary of the Start Date until the fourth anniversary of such date, provided you remain employed by the Company on the vesting dates. The RSU will vest over four (4) years at the rate of 25% of the original number of RSUs on the first anniversary of the Start Date, and an additional 25% of the original number of RSUs will vest at the end of each successive anniversary date of your Start Date until the fourth anniversary of such date, provided you remain employed with the Company on the vesting dates. The Time-Based Equity Awards are being granted pursuant to Nasdaq Listing Rule 5635(c)(4) as an inducement for you to enter into employment with the Company. The Equity Awards will be brought to the Board of Directors (or a duly authorized committee thereof) for approval on or after the date you begin employment with the Company. The Time -Based Equity Awards will be evidenced in writing by, and subject to the terms of an inducement stock option agreement and an inducement restricted stock unit agreement, as applicable.

In addition, subject to approval of the Board or a duly authorized committee thereof, you shall be awarded performance-based RSUs having an aggregate value of $1,050,000, as calculated by the Company on the date of grant (the “Performance-Based Equity,” together with the Time-Based Equity Awards, the “Equity Awards”). The Performance-Based Equity will be granted at the same time that annual performance-based RSU grants are made to the other Executive Officers and will vest upon the achievement of pre-established performance goals as determined by the Organization, Leadership and Compensation Committee (but no sooner than the first anniversary of the date of the grant), provided that you remain employed with the Company on the vesting dates.

You may participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Additionally, you will be eligible for paid vacation and holidays in accordance with Company policy. Please see the enclosed “2021 Benefits Overview” for detailed information on our benefits and related policies, which currently include 13 paid holidays and a flexible time-off program. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

You will be required to execute a Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement in the form attached hereto as Exhibit A (the “Agreement”) and, prior to your Start Date, a Durable Automatic Sale Instruction Letter in the form attached hereto as Exhibit B. You acknowledge that your eligibility for the Signing Bonus and the Equity Awards referenced herein are contingent upon your agreement to the non-competition provisions set forth in the Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company, is fair and reasonable, and is in exchange for your compliance with such non-competition obligations.

In making this offer, the Company understands, based on representations made by you, that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way your acceptance of this offer or employment or the performance by you of your duties as an employee of the Company. In accepting this offer you represent and warrant the foregoing to be true and correct (i) that in connection with providing services to the Company you will not use any confidential and/or proprietary information of any third party, including, without limitation, any former employer, or bring any biological or other materials to the Company and (ii) the Agreement was provided to you by the earlier of (A) the date we sent you this Offer Letter and (B) ten (10) business days before your Start Date.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time or pursuant to an employment contract, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause, or prior notice and without additional compensation to you, except as provided under the Severance Benefits Plan.

You will be eligible to participate in the Company’s Severance Benefits Plan, as amended, a copy of which is attached hereto as Exhibit C (the “Severance Benefits Plan”), at the applicable level referenced in such plan. Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof. For clarification purposes, under the Severance Benefits Plan, as an Executive Vice President, you are eligible to receive benefits as defined for the role of “Other C-Level Officer.”

This Offer Letter and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (formal or informal, whether written, oral or implied) between you and the Company. This Offer Letter may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time in the Company's sole discretion and provided that the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Nothing in this Offer Letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent you are eligible for post-employment benefits under the Severance Benefits Plan.

As an employee of the Company, you will be required to familiarize yourself and comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents and other tangible materials, together with all information technology resources of the Company (including computers, portable devices, data and other electronic files (whether in hard copy or electronic form), and all internet and email communications) are subject to oversight and inspection by the Company at any time. Company employees shall have no expectation of privacy with regard to any Company premises, materials, resources or information.

The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks as may be requested by the Company. If requested by the Company, you will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

Please indicate your acceptance of this offer by signing the enclosed copy of this Offer Letter and the Agreement via the electronic signature tool, no later than April 23, 2021.

Mark, please know that we are truly excited at the prospect of your becoming part of the Editas team and your leadership in helping to build what we hope will be an exceptional organization, one that is both a scientific pioneer and that delivers transformative medicines to many patients. We believe that you will be a fundamental part of turning that aspiration into reality.

Very truly yours,

Signature: Clare Carmichael	/s/ Clare Carmichael	Date:	April 19, 2021
Chief Human Resources Officer
Editas Medicine, Inc.

The foregoing correctly sets forth the terms of my employment by the Company. I am not relying on any other representation, except as set forth in this Offer Letter.

Signature: Mark S. Shearman	/s/ Mark S. Shearman	Date:	April 19, 2021

Exhibit A

Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement